Exhibit 10.2
CENTRAL IOWA ENERGY, LLC TOLL PROCESSING AGREEMENT
This Central Iowa Energy, LLC Toll Processing Agreement (the “Agreement”) is made and entered into effective January 6, 2009, by and between Central Iowa Energy, LLC, an Iowa limited liability company, of 3426 East 28th St. North, Newton Iowa, 50208 (“CIE”), and REG Marketing & Logistics Group, LLC, an Iowa limited liability company (“REG Marketing”), of 416 S. Bell Avenue, PO Box 888, Ames, Iowa 50010 (each a “Party,” and collectively the “Parties”).
Recitals
A. CIE is in the business of manufacturing and processing biodiesel from feedstock at its biodiesel processing facility located at Newton, Iowa (the “Facility”).
B. REG Marketing desires to arrange for the delivery of animal fats and other feedstocks (as specified by the provisions of Section 7 hereafter, herein “Feedstocks”) to CIE for processing into biodiesel meeting the specifications set out in Section 8 hereafter (herein “Biodiesel”) pursuant to a toll processing arrangement. CIE desires that REG Marketing arrange for the delivery of Feedstocks for processing at the Facility.
The Agreement
In consideration of the mutual benefits and obligations herein provided and other good and valuable consideration, CIE and REG Marketing agree as follows:
1. Offers to Deliver Feedstocks for Processing. REG Marketing may offer to deliver Feedstocks to CIE’s Facility at Newton, Iowa, during the term of this Agreement.
(a)
Orders within Facility Commitment. REG Marketing shall have the right (but not any obligation) to order the processing of up to 1.9 million pounds of Feedstocks during a Production Week at the Facility (“Facility Commitment”), so long as REG Marketing has delivered such order at least two (2) weeks prior to the commencement of such Production Week. Any such order shall set out the type and quantity of Feedstocks, and the Production Week for which such Feedstocks are intended for processing (“Order”). If such Order is timely made, then unless otherwise agreed by the Parties REG Marketing shall deliver the Feedstocks to CIE prior to such Production Week to utilize in the production of the Biodiesel, CIE shall process the Feedstocks and test and certify the Biodiesel as meeting the agreed upon specifications under the applicable Order during such Production Week, and REG Marketing shall arrange to pick up the resulting Biodiesel during the two weeks immediately following such Production Week. CIE agrees to provide written acknowledgment of all Orders placed by REG Marketing. For purposes of this Agreement, a “Production Week” shall mean a calendar week beginning at 8:00 a.m. on Monday and ending at 7:59 a.m. on the following Monday, with weeks designated for delivery of Feedstocks and pick up of Biodiesel measured in similar fashion.

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

As an example, for the Production Week commencing January 19, 2009, REG Marketing would need to have delivered its Order for such Production Week on or before 5:00 p.m. on Monday, January 5, 2009. If such Order has been timely delivered to CIE, REG Marketing would then have until 7:59 a.m. on Monday morning January 19, 2009, to deliver in the Feedstocks required for such Production Week. CIE would then have the Production Week of January 19 through January 26, 2009, to complete production, test and certify the Biodiesel meets the agreed upon specifications under the applicable Order. REG Marketing would then have from January 26 through 7:59 a.m. on February 9, 2009, to pick up the Biodiesel produced for such Production Week. REG Marketing shall develop a sample “Order/Nomination” form to be used by the Parties, which shall be attached as Exhibit A hereto.
(b)
Offers in Excess of the Facility Commitment. REG Marketing may offer to delivery additional Feedstocks beyond the Facility Commitment, subject to CIE’s acceptance. Any such offer (“Nomination”) shall set out the type and quantity of Feedstocks, the Production Week for which such Feedstocks are intended for production, and advise of the time period during which CIE shall be required to communicate CIE’s acceptance back to REG Marketing (“Offer Period”). The parties agree that such Offer Period will not expire prior to 12:00 o’clock noon, local time at the Facility, on the business day following that day during which the Nomination is delivered, and provided further that (unless waived by CIE) a Nomination shall not propose a Feedstocks delivery schedule with first delivery date less than seven (7) calendar days after the end of the Offer Period. If a Nomination is accepted by CIE (as set out hereafter), then (unless otherwise agreed by the Parties) REG Marketing agrees to deliver the Feedstocks to CIE pursuant to the terms of the Nomination prior to such Production Week to utilize in the production of the Biodiesel, CIE shall during such Production Week process the Feedstocks and test and certify the Biodiesel as meeting the agreed upon specifications under the applicable Nomination, and REG Marketing shall arrange to pick up the resulting Biodiesel during the two weeks immediately following such Production Week. The sample “Order/Nomination” form to be used by the Parties is attached as Exhibit A hereto.

2. Agreement to Process Orders; Consideration of Nominations.
(a)
Orders within Facility Commitment. CIE agrees to process Feedstocks for all Orders received totaling up to 1.9 million pounds per Production Week, such processing to be within the time frame as set out in Section 1(a) above (unless otherwise agreed by the Parties).

(b)
Nominations in Excess of Facility Commitment. In addition, should REG Marketing offer to deliver Feedstocks in excess of such Facility Commitment, CIE will consider any such Nomination received, and shall have the right (but not any obligation) to accept Nominations received from REG Marketing by notice given during the Offer Period. If CIE gives timely acceptance of a Nomination (pursuant to the provisions set out in this Agreement, herein an “Acceptance”), then CIE agrees to process Feedstocks received pursuant to the terms of the Nomination (and such other applicable provisions as set out herein).

3. Manner of Extending Order, Nominations, Acceptances. Notwithstanding any provisions of Section 26(a) to the contrary, the Parties may submit Orders, Nominations and Acceptances by telephone or email, provided that any Order, Nomination or Acceptance submitted by telephone must be followed by timely confirmation by email.
4. Toll Fees and Payment. CIE shall be paid a toll fee of $*** for every gallon of Biodiesel at standard temperature and pressure delivered to REG Marketing, produced at the Facility from the Feedstocks delivered by REG Marketing. Payment shall be made as follows:
(a)
The toll Fee under the terms of such Order or Nomination by wired funds to CIE within one (1) business day of delivery of the Biodiesel to REG Marketing with respect to such Order or Nomination (FOB Newton).

5. Co-Products. In consideration of services rendered hereunder, CIE shall also be entitled to receive at no additional cost, all glycerin and other co-products produced as a result of the processing of the Feedstocks.
6. Yield. In consideration of the Toll Fee and handling of co-products agreed upon, CIE agrees to deliver to REG Marketing not less than 1 Gal of Biodiesel for every *** pounds of Feedstocks delivered by REG Marketing to the Facility which equates to a weight yield of ***% (7.35 lbs biodiesel divided by *** lbs of feedstock). Yields shall be calculated based on aggregate bill of lading for all Feedstocks delivered pursuant to this Agreement.
7. Feedstocks. The Feedstocks to be delivered to the Facility pursuant to this Agreement shall comply with the specifications set forth on Exhibit B attached hereto. Should REG Marketing propose any other type of Feedstocks other than identified on Exhibit B, the Parties shall agree upon the written specifications and minimum yield applicable to such additional feedstock, and sign and attach such specifications and minimum yield as an addendum to Exhibit B. Prior to accepting deliveries of Feedstocks CIE shall have the right at its expense to inspect and test the tendered Feedstocks to determine if it meets the specifications required under this Agreement, and if any such Feedstocks does not meet the required specifications then CIE shall have the right to reject such Feedstocks and require REG Marketing, at its cost, to replace the same with Feedstocks that meets the required specifications.
8. Biodiesel. The Biodiesel to be produced pursuant to this Agreement shall comply with the specifications set forth on Exhibit C attached hereto. At REG Marketing’s request, two (2) — one (1) litre samples of the Biodiesel to be delivered to REG Marketing by CIE shall be made available for testing at REG Marketing’s cost, prior to REG Marketing picking up such Biodiesel. Should inspection and testing determine that any Biodiesel does not meet the required specifications (whether determined before or after such Biodiesel has been picked up by REG Marketing, and including after delivery to REG Marketing’s customers), REG Marketing shall have the right to reject such Biodiesel, and require CIE, at its cost, to replace the same with Biodiesel that meets the required specifications.

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

9. Term. The term of this Agreement shall commence upon its signature by the Parties, and run until the 30th day of April, 2009. This Agreement shall continue thereafter on a month to month basis unless and until notice of its termination is provided in writing by one Party to the other Party at least one (1) month in advance of the termination date.
10. Title. Title to the Feedstocks delivered by REG Marketing pursuant to this Agreement and title to the contractual amount of corresponding Biodiesel produced from such Feedstocks shall at all times be and remain with REG Marketing.
11. Risk of Loss; Insurance. Risk of loss to the Feedstocks and the Biodiesel produced therefrom shall at all times be borne by REG Marketing, and REG Marketing will maintain such property insurance on the Feedstocks and the Biodiesel produced therefrom as REG Marketing shall determine, in its sole discretion.
CIE and REG Marketing shall each, at its own cost and expense, obtain and maintain, during the term of this Agreement, comprehensive general liability insurance, in minimum amounts of Five Million Dollars ($5,000,000) per occurrence for damage, injury and/or death to persons, and One Million Dollars ($1,000,000) per occurrence for damage and/or injury to property and Worker’s Compensation Insurance as required by law. Such coverage shall be on a date of occurrence form, and be provided by an insurance company reasonably satisfactory to the other Party. CIE and REG Marketing shall each provide the other with proof of such insurance coverage prior to any Feedstocks being delivered, such insurance naming the other Party as an additional insured, and providing that the coverage represented thereby shall not be canceled nor modified unless at least thirty (30) days prior written notice has been given to the additional insured.
12. Inventory Reports. CIE will provide REG Marketing with daily reports showing the receipt, usage and inventory of Feedstocks, and shipments, production and inventory of Biodiesel produced.
13. Production Costs. Other than for the cost of the Feedstocks purchased and delivered by REG Marketing, CIE shall be responsible for all costs of producing the Biodiesel required under this Agreement, including without limitation all labor costs and the cost of utilities, chemicals and other consumables used in such production.
14. Testing. CIE shall be responsible for the cost of testing to fully certify the Biodiesel meets the specifications identified in the Order or Nomination. All sampling and testing shall be in conformance with BQ-9000 rules and regulations.
15. Freight Costs. REG Marketing will bear the cost of all freight charges for the Feedstocks purchased by REG Marketing, and Biodiesel to be produced therefrom, pursuant to this Agreement.

16. Protection of REG Marketing’s Title. In order to better evidence REG Marketing’s ownership of the Feedstocks and the Biodiesel produced therefrom, CIE hereby authorizes REG Marketing on its behalf, at any time and from time to time to file protective financing statements in any Uniform Commercial Code jurisdiction, which may include without limitation any initial financing statements and amendments thereto that (i) describe the Feedstocks, and the Biodiesel that is the subject of this Agreement, and (ii) contain any other information required or appropriate to be included pursuant to the Uniform Commercial Code of the state where filed, including that the organizational identification number of CIE is                     . CIE agrees to furnish any such information to REG Marketing promptly upon request. CIE will not purport to pledge, mortgage or create, or suffer to exist a security interest in the Feedstocks and the Biodiesel that is produced therefrom, in favor of any third party, and CIE, upon the request of REG Marketing or in response to any inquiry that may be made, will inform any lender, lessor or other third party that has or may have a lien or security interest or any other interest in property of CIE that REG Marketing is the owner of the Feedstocks and the Biodiesel that is the subject of this Agreement.
17. Product Segregation. CIE shall be allowed to add additional Feedstocks owned by CIE as needed to meet the quality and yield requirements hereunder, so long as such additional Feedstocks have cold flow characteristics that are capable of meeting the cold flow specifications set out on the applicable Order or Nomination, and the Biodiesel to be produced shall in any event meet the specifications required hereunder, as modified by the Order or Nomination and Acceptance applicable.
18. Failure to Process. If for any reason other than REG Marketing’s failure to deliver Feedstocks as required under this Agreement (and other than a matter covered by the force majeure provisions of this Agreement) CIE fails to process the Feedstocks in to the certified Biodiesel within the time frame contemplated by this Agreement, CIE will pay to REG Marketing the amount determined by first multiplying the number of pounds of Feedstocks delivered to CIE times the applicable percentage yield under Section 6 and converting to gallons to determine the gallons of Biodiesel which should have been processed (“Required Gallons”); second, subtracting the actual gallons of Biodiesel received by REG Marketing from the Required Gallons to determine the number of gallons which CIE failed to process (“Biodiesel Shortage”); and third, multiply the Biodiesel Shortage by REG Marketing’s average market price per gallon of Biodiesel delivered by CIE to REG Marketing up to such time of computation (or if none delivered another reasonable method of determining the market value of Biodiesel FOB Newton as may be agreed by the Parties, or otherwise determined if the Parties can not so agree).
19. Facility Shutdowns. CIE agrees to notify REG Marketing of any scheduled shutdowns a minimum of thirty (30) days in advance. In the event there are any Facility shutdowns due to unscheduled power or mechanical problems which will affect receiving or shipping schedules or are anticipated to continue for twenty-four (24) hours or more CIE will notify REG Marketing as soon as possible.
20. Tax Credits; Blending, Shipping & Loading. CIE will, at the request of REG Marketing, blend the Biodiesel with petroleum diesel (supplied by CIE at its cost) to create B99.9 biodiesel at no additional charge to REG Marketing. Any excise tax or income tax credit or refund, including any blender’s credit or refund (“Tax Credits”) relating to the Biodiesel delivered to REG Marketing will be for the account of REG Marketing, and shall be submitted (as applicable) to the United States Internal Revenue Service (“IRS”) or other appropriate entity by CIE, unless otherwise requested by REG Marketing. CIE will retain the exclusive right to any CCC Bioenergy refund or credit that the Biodiesel may become eligible for. CIE will not claim any other Tax Credits relating to the Biodiesel delivered to REG Marketing without the written consent of REG Marketing.

In addition, CIE shall fulfill the requests regarding additives and load temperature as set out on the “Shipping/Loadout Request” form supplied by REG Marketing and complete the loadout information for each load of Biodiesel shipped, all as set out on the attached as Exhibit D hereto.
21. RINs and Biodiesel Certificates. CIE and REG Marketing shall cooperate with each other to generate Renewable Identification Numbers (RINs) for the gallons of Biodiesel produced pursuant to this Agreement, with such RINs to be the property of REG Marketing. CIE and REG Marketing shall also cooperate with each other to issue biodiesel certificates for the Biodiesel produced pursuant to this Agreement, which certificates shall be suitable for REG Marketing’s use in collecting the $1.00 per gallon blender’s tax credit. For purposes of clarity, all gallons for these purposes shall be calculated on a temperature corrected basis (at 60° F).
22. Force Majeure. Neither Party hereto shall be liable for any delay arising from circumstances beyond its control including acts of God, riot or civil commotion, industrial dispute, fire, flood, drought, act of government, terrorist acts, war, or sabotage (except failures or delays resulting from a lack of a Party’s funds), provided that the Party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom and shall give prompt written notice of the force majeure event to the other Party. The obligations of the Party giving notice, so far as they are affected by the force majeure event, will be suspended during, but not longer than, the continuance of the force majeure event. The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the force majeure event no longer affects its ability to perform under the Agreement.
23. Independent Contractor. CIE is acting hereunder and its services are rendered to REG Marketing solely as an independent contractor. REG Marketing is not authorized and shall not contract any obligations in the name of CIE as a result of this Agreement (the Parties understanding that REG Marketing may have such authority as may arise from other contracts entered in to by the Parties, and including that Management and Operational Services Agreement dated August 22, 2006 (“MOSA”)). CIE accepts full and exclusive liability for the payment of any and all contributions or taxes for unemployment and workers’ compensation insurance, old age retirement benefits, pensions and annuities now or hereafter imposed by any federal or state governmental authority which are measured by wages, salaries or other remuneration paid to persons, and holds harmless REG Marketing from any such liability. CIE agrees that in performing its duties contemplated by this Agreement it shall comply with all applicable federal and state laws, orders and regulations, and, to its knowledge, represents and warrants that the Facilities are in compliance with existing environmental laws and regulations and OSHA standards which may apply to the activities to be performed by CIE hereunder.
24. Confidentiality.
(a)
“Confidential Information” of CIE and REG Marketing includes the terms of this Agreement, the Feedstocks composition, the biodiesel specifications, all business information of CIE and REG Marketing, including, but not limited to, their respective pricing, supplier lists, quantities of supplies purchased, all processing and manufacturing information of CIE and REG Marketing, all processes and information used in the processing of Feedstocks into Biodiesel, and all other confidential or proprietary information of CIE and REG Marketing. All “Confidential Information” shall remain the sole property of the original owner of that information.

(b)
CIE and REG Marketing agree that (except as necessary for REG Marketing to meet its obligations under the MOSA) they shall not for any purpose use or disclose to any third party any Confidential Information not owned by it. Such confidentiality obligations shall survive the expiration or earlier termination of this Agreement.

25. Default. Each Party will be entitled to all damages (including costs and reasonable attorney fees incurred in enforcement of such Party’s rights hereunder) and other rights and remedies available at law or in equity, in addition to any other remedies as may be provided in this Agreement, upon the default or other failure to perform of the other Party; provided, however, that before taking action to enforce such breach or terminating this Agreement the Party claiming default or failure to perform shall first provide the defaulting Party with written notice detailing the circumstances of its failure to meet its obligations hereunder and an opportunity to cure such failure within ten (10) days of such notice.
26. Miscellaneous.
(a)
Notices. Any notice (including Nominations and Acceptances) required or permitted to be given pursuant to this Agreement is validly given if in writing and: (i) personally delivered; (ii) sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy and a confirmation of delivery; or (iii) sent by prepaid registered mail or recognized overnight carrier, addressed to the applicable party at its address indicated below or to such other address as any party may specify by notice in writing to the other. Any notice personally delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered. Any notice given by facsimile or other means of electronic communication will be deemed conclusively to have been given on the date specified on the confirmation of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given when actually received. Notices shall be addressed as follows:

If to REG Marketing:	416 S. Bell Avenue, PO Box 888
Ames, IA 50010
Attn: Brad Albin
Fax:515-239-8019

If to CIE:	3426 East 28th St. North
Newton, IL 50208
Attn: Derek Winkel
Fax:641-791-1192
Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice. Any such notice, demand, request or other communication shall be deemed given when mailed or delivered as aforesaid.

(b)
Cumulative Remedies. The rights and remedies provided to CIE and REG Marketing in this Agreement, or otherwise available at law or in equity, shall be cumulative and may be exercised concurrently or successively.

(c)
Governing Law/Choice of Forum. This Agreement shall be deemed made and entered unto in the State of Iowa and shall be governed and construed under and in accordance with the laws of the State of Iowa without resort to said state’s conflict of laws rules. The U.S. District Court for the Southern District of Iowa, or if such court lacks jurisdiction, the Iowa District Court for Story County, Iowa, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement. The Parties further agree that, in the event of litigation arising out of or in connection with these matters, they will not contest or challenge the jurisdiction or venue of these courts.

(d)	Amendments. This Agreement may not be modified or amended unless a written amendment to this Agreement is executed by REG Marketing and CIE.
(e)
Severability. If any provision of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable and unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against REG Marketing or CIE. It is the intention of the Parties that the provisions of this Agreement be enforced to the fullest extent. In the event that any court shall determine that any provision of this Agreement is unenforceable as written, the Parties agree that the provision shall be amended so that it is severable and they shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in this Agreement. Partially valid and enforceable provisions shall be enforced to the extent that they are partially valid and enforceable.

(f)
Captions. Section captions are used only for convenience and are in no way to be construed as a part of this Agreement or as a limitation of the scope of the particular sections to which they refer. Words of any gender used in this Agreement shall include any other gender, and words in the singular shall include the plural where the context requires.

(g)
Assignment. Neither Party may assign any of its rights in or delegate any of its duties under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, a Party (“Assignor”) may without the need for consent from the other Party assign any or all of its rights, duties and obligations under this Agreement to another entity, or to such Party’s affiliate or successor (collectively herein “Assignee”), if such Assignee expressly assumes all obligations not otherwise remaining with Assignor hereunder, and Assignor nonetheless remains responsible hereunder.

(h)
Interpretation. This Agreement has been prepared after extensive negotiation between the Parties hereto, and if any ambiguity is contained herein, then in resolving such ambiguity, no weight shall be given in favor of or against either Party solely on account of its drafting this Agreement.

(i)
Entire Agreement. Time is of the essence of this Agreement. This Agreement together with the Exhibits referenced herein constitute the entire agreement by and between the Parties and all prior written and verbal agreements, proposals, representations and other communications between the Parties regarding this tolling arrangement are superseded.

(j)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and may be executed and delivered by facsimile signature or similar means, which shall be considered an original.

(k)
Most Favored Terms. CIE represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the provisions offered to any other person or entity is or will be more favorable to such person or entity than those offered under this Agreement, and, if they are or become more favorable to any other person or entity during the term of this Agreement or any continuation or extension thereof, CIE shall give written notice thereof to REG Marketing, and REG Marketing shall have the option (which option must be exercised by written notice to CIE with ten (10) business days after notice thereof) to amend this Agreement to include any such more favorable terms. If such option is exercised, CIE and REG Marketing shall execute an appropriate written amendment to this Agreement.

(l)
MOSA Fee. In view of the fact that this Agreement is to process Feedstocks owned by REG Marketing for the benefit of REG Marketing, REG Marketing agrees that CIE shall not be required to pay the variable fee of $***/gal under the MOSA for the volume of Biodiesel processed for and delivered to REG Marketing under this Agreement.

IN WITNESS WHEREOF, CIE and REG Marketing have executed this Agreement as of the date first shown above.

CENTRAL IOWA ENERGY, LLC		REG MARKETING & LOGISTICS GROUP, LLC

By	/s/ James Johnston	By:	/s/ Nile D. Ramsbottom

	Name: James Johnston		Name: Nile D. Ramsbottom
	Title: Chairman		Title: President

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Exhibit A
(Form of Order/Nomination)

Exhibit B
Feedstock Specifications
REG Feedstock Specifications

Free Fatty
	Acid (as		Insoluble		Color (FAC
	Oleic)	Moisture	Impurities	Total MIU	Scale)
Analytical Method
	AOCS Ca 5a-40	AOCS Ca 2c-25	AOCS Ca 3a-46		AOCS Cc 13a-43
Feedstock Type

Choice White Grease	<4	<1.0	<0.25	<2.0	Typical
BFT	<4.0	<1.0	<0.25	<2.0	Typical

Exhibit C
REG-9000 ASTM
Based off ASTM D 6751 Specifications

	REG-9000		Test Method
Test Parameter	Limit	Units	(current revision)
Cloud point:	Per Order	º C	D 2500 Allowable variance of +/- 2 ºC
Free Glycerin:	<0.014	% Mass	D 6584
Total Glycerin:	<0.16	% Mass	D 6584
Monoglycerides1:	<0.500	% Mass	D 6584
Diglycerides2:	<0.200	% Mass	D 6584
Triglycerides3:	<0.150	% Mass	D 6584
Water & Sediment:	<0.020	% Volume	D 2709
Acid Number:	<0.40	Mg KOH/g	D 664
Visual Inspection:	1, max	Haze	D 4176, procedure 2
Relative Density at 60ºF:	0.85 – 0.90	n/a	D 1298 (BQ-9000)
Oxidation Stability (110 ºC):	3 min or per Shipping Request	Hrs	EN 14112
Flash ponit (closed cup):	>93	º C	D 93
Alcohol Control
Option 1: Methanol	<0.2	% Volume	EN 14110
Option 2: Flashpoint	>130	º C	D 93
Moisture[4]:	<0.020	%Volume	E203
Cold Soak Filtration:	<200	Seconds	D6751 Annex
Sulfur:	<10	Ppm	D 2622
Sodium & Potassium Combined:	<2.0	Ppm (ug/g)	EN 14538
Calcium & Magnesium Combined:	<1.0	Ppm (ug/g)	EN 14538
Phosphorus:	<0.001	% Mass	D 4951
Carbon Residue:	<0.05	% Mass	D 4530
Sulfated Ash:	<0.02	% Mass	D 874
Kinematic Viscosity at 40 ºC	3.8 – 5.0	Mm2/sec.	D 445
Copper Corrosion (3 hrs at 50 ºC):	No. 1	n/a	D130
Distillation at 90% Recovered:	360, max	º C	D 1160
Cetane Number:	47, min	n/a	D 613

Attachment B-2
REG-9000 EN
Based off EN 14214 Specifications

REG-9000
Test Parameter	Limit	Units	Method
Free Glycerin:	0.014	% (m/m)	EN 14105
Total Glycerin:	0.160	% (m/m)	EN 14105
Monoglycerides:	0.500	% (m/m)	EN 14105
Diglycerides:	0.200	% (m/m)	EN 14105
Triglycerides:	0.150	% (m/m)	EN 14105
Ester Content:	> 96.5	% (m/m)	EN 14103
Linolenic Acid Methyl Ester:	12, max	% (m/m)	EN 14103
Polyunsaturate Methyl Ester:	1, max	% (m/m)	EN 14103
Total Contamination:	24, max	Mg/kg	EN 12662
Acid Number:	< 0.40	Mg KOH/g	EN 14104
Cold Filter Plugging Point:	Per Order	EN 14105	EN 116 Allowable variance of +/- 2 ºC
Density @ 15 ºC:	860 – 900	Kg/m3	EN ISO 3675
Oxidate Stability:	6 min or per Shipping Request	Hrs	EN 14112:2003
Flashpoint:	> 170	ºC	EN ISO 3679
Idodine Value:	120 Max	g/100g	EN 14111
Methanol Content:	0.2, max	% (m/m)	EN 14110
Water Content:	200, max	Mg/kg	EN ISO 12937
Sulfur Content:	< 10	Mg/kg	EN ISO 20846
Phosphorus Content:	< 10	Mg/kg	EN 14107
Sodium & Potassium Combined:	< 2.0	Mg/kg	EN 14538 BX2000-547
Calcium & Magnesium Combined:	< 2.0	Mg/kg	EN 14538 BS2000-547
Sulfated Ash:	< 0.02	% (m/m)	ISO 3987
Kinematic Viscosity at 40 ºC	3.5 – 5.0	Mm2/sec.	EN ISO 3104
Copper Corrosion @ 50 ºC for 3 hrs:	1, max	n/a	EN ISO 2160
Cetane Number:	51 Min.	n/a	EN ISO 5165
Carbon Residue @ 10% distillation remnant:	0.3	% (m/m)	EN ISO 10370
Cold Soak Filtration:	< 200	seconds	D 6217 Annex

Exhibit D
(Shipping/Loadout Request)